Exhibit 99.1

Applied DNA Sharpens Strategic Focus on Synthetic DNA
Manufacturing for Biotherapeutics Applications, Consolidates
Operations Behind LineaRx

- Conducts 27% Workforce Reduction, Ceases Operations at Applied DNA Clinical Labs, Positions LineaRx for Growth -

STONY BROOK, N.Y. – June 30, 2025 - Applied DNA Sciences, Inc. (NASDAQ: APDN), a leader in PCR-based DNA technologies, announced a strategic restructuring and realignment of resources to focus exclusively on its synthetic DNA manufacturing business, LineaRx. As part of actions undertaken, the Company implemented a workforce reduction of approximately 27% of headcount and has ceased operations at Applied DNA Clinical Labs (ADCL), a business that provides molecular and genetic testing services, effective June 27, 2025.

The Company’s actions are intended to substantially reduce its operating costs and concentrate resources behind LineaRx to: (i) enhance the capabilities of LineaRx’s LineaDNA™ and LineaIVT™ platforms while scaling commercial adoption, (ii) expand its service offerings; and (iii) pursue strategic partnerships. LineaRx is advancing platform technologies for the enzymatic manufacture of synthetic DNA and associated enzymes used in the production of DNA- and RNA-based medicines.

“We believe these strategic decisions enable us to set business priorities, funds, and management attention behind LineaRx as our highest-conviction growth opportunity, while also positioning the company for greater operational efficiency, sharper execution, and clearer industry and investment theses,” stated Judy Murrah, chairperson, president, and CEO.

Added Clay Shorrock, president of LineaRx, “Demand for enzymatically produced DNA is accelerating, driven by the expanding field of genetic medicines. Our LineaDNA and LineaIVT platforms are well-positioned to meet this need, and we are aligning all resources towards customer acquisition, expanding market penetration, and scaling efficiently.”

Corporate Updates

•	The workforce reduction represents an approximately 27% reduction in headcount, equating to a projected 23% reduction in annual payroll costs, excluding payroll expenses incurred as a result of the previously announced retirement of the Company’s former Chairman and CEO. The projected annual payroll savings is expected to be partially offset by approximately $300 thousand in one-time charges related to the workforce reduction, primarily for separation benefits.

•	The Company expects to incur the majority of workforce reduction-related costs by the end of the fourth quarter of fiscal 2025 (quarter ending September 30, 2025), excluding expenses associated with the retirement of the Company’s former Chairman and CEO.

•	Since initiating its strategic restructuring in December 2024, Applied DNA has exited non-core operations and reduced headcount by 39% for a projected 31% reduction in annual payroll expenses as compared to the fiscal year ended September 30, 2024, excluding costs related to the retirement of the Company’s former Chairman and CEO. In addition to the actions reported in this press release, the Company exited its DNA Tagging and Security Products and Services business segment in February 2025 and undertook a workforce reduction of approximately 20% of the then-total headcount, primarily related to employees associated with this segment.

•	The Company ended May 31, 2025, with approximately $4.8 million in cash and cash equivalents.

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company with over 20 years of experience in developing and commercializing polymerase chain reaction (PCR)-based applications for DNA production. Through its majority-owned subsidiary, LineaRx Inc., the Company is commercializing its LineaDNA and LineaIVT platforms to enable the manufacture of the next generation of nucleic acid-based therapies.

About the LineaDNA™ and LineaIVT™ Platforms

The LineaDNA platform is a proprietary, cell-free DNA production system leveraging Applied DNA's deep expertise in large-scale PCR. Unlike conventional plasmid-based DNA production methods, the LineaDNA platform produces high-fidelity DNA that is free of adventitious sequences, rapidly scalable, and easily amenable to chemical modification. It can generate DNA from 100 base pairs to 20 kilobases in quantities from milligrams to grams under RUO, GLP, and GMP quality grades.

The LineaIVT platform offers a streamlined solution for mRNA production via integration of DNA IVT template manufacturing from the LineaDNA platform with the Company’s proprietary LineaRNAP™ enzyme. The platform’s unique integrated approach bypasses plasmid DNA as a starting material, prevents or reduces double-stranded RNA (dsRNA) contamination, and simplifies mRNA production workflows.

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Forward-Looking Statements

The statements made by Applied DNA Sciences in this press release may be "forward-looking" in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. These forward-looking statements are based largely on the Company's expectations and projections about future events and future trends affecting our business and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including statements regarding its belief that restructuring will position the company for future growth potential, its goal to position the company for long term-growth and value creation and the potential to achieve that goal, the future success of its LineaDNA™ and LineaIVT™ platforms and future reductions in operating expenses. Actual results could differ materially from those projected due to the Company’s history of net losses, limited financial resources, substantial doubt regarding its ability to continue as a going concern, unknown future ability to continue its listing on the Nasdaq Capital Market, unknown future demand for its biotherapeutics products and services, the unknown amount of revenues and profits that will result from our LineaDNA and/or LineaIVT platforms, the fact that there has never been clinical trial material and/or a commercial drug product produced utilizing the LineaDNA and/or LineaIVT platforms, as well as various other factors detailed from time to time in Applied DNA's SEC reports and filings, including its Annual Report on Form 10-K filed on December 17, 2024, its Quarterly Reports on Form 10-Q filed on February 13, 2025, and May 15, 2025, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Applied DNA Sciences Contact:

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: https://investors.adnas.com/

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